Exhibit 5.1

May 26, 2010

DCP Midstream Partners, LP

DCP Midstream Operating, LP

370 17th Street, Suite 2775

Denver, Colorado 80202

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to DCP Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and DCP Midstream Operating, LP (the “Operating Partnership” and, together with the Partnership, the “Registrants”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Registrants on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale from time to time, pursuant to Rule 415 under the Securities Act, of up to an aggregate of $1,500,000,000 of (i) common units representing limited partnership interests in the Partnership (the “Common Units”), (ii) debt securities, in one or more series, consisting of notes or other evidences of indebtedness of the Operating Partnership (the “Debt Securities”), pursuant to an indenture (the “Indenture”), as amended or supplemented from time to time, among the Operating Partnership, The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and the Partnership, as guarantor of the Debt Securities, or any combination thereof, and (iii) guarantees (the “Guarantees”) of the Debt Securities by the Partnership. The Common Units, the Debt Securities, and the Guarantees are collectively referred to as the “Securities.” This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

As the basis for the opinions hereinafter expressed, we have examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), partnership records and documents, certificates of company and public officials, and other instruments and documents as we deemed relevant or necessary for the purposes of the opinions set forth below, including, but not limited to, the Registration Statement, the form of Indenture filed as an exhibit to the Registration Statement, the Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of November 1, 2006, as amended by Amendment No. 1 thereto dated as of April 11, 2008, and Amendment No. 2 thereto dated as of April 1, 2009 (as so amended, the “Partnership Agreement”), the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware,

Holland & Hart LLP Attorneys at Law

Phone (303) 295-8000 Fax (303) 295-8261 www.hollandhart.com

555 17th Street Suite 3200 Denver, Colorado 80202-3979 Mailing Address P.O. Box 8749 Denver, Colorado 80201-8749

Aspen Billings Boise Boulder Carson City Cheyenne Colorado Springs Denver Denver Tech Center Jackson Hole Las Vegas Reno Salt Lake City Santa Fe Washington, D.C.

DCP Midstream Partners, LP DCP Midstream Operating, LP May 26, 2010 Page 2

the Amended and Restated Agreement of Limited Partnership of the Operating Partnership dated December 7, 2005 (the “Operating Partnership Agreement”), and the Certificate of Limited Partnership of the Operating Partnership filed with the Secretary of State of the State of Delaware.

In making our examination, we have assumed that all signatures on documents examined by us are genuine, the authenticity of all documents submitted to us as originals, the conformity with the original documents of all documents submitted to us as certified, conformed or photostatic copies, each person signing in a representative capacity (other than on behalf of the Registrants) any document reviewed by us had authority to sign in such capacity, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed, the Registration Statement, the organizational documents of each of the Partnership and the Operating Partnership, each as amended to the date hereof, will not have been amended from the date hereof in a manner that would affect the validity of the opinion rendered herein, and any securities issuable upon conversion, exchange, redemption or exercise of any the Securities being offered will be duly authorized, created and, if appropriate, reserved for issuance upon such conversion, exchange, redemption, or exercise.

We have also assumed that any execution, delivery, and performance of a Definitive Purchase Agreement (as defined below) will not (i) violate, conflict with or result in a breach of, or require any consent under, the Partnership Agreement, the Operating Partnership Agreement, charters, bylaws or equivalent organizational documents of either of such parties or the laws of the jurisdictions of organization or applicable laws with respect to such parties, (ii) violate any requirement or restriction imposed by any order, writ, judgment, injunction, decree, determination or award of any court or governmental body having jurisdiction over either of such parties or any of their assets or (iii) constitute a breach or violation of any agreement or instrument that is binding upon either of such parties, and we have assumed that each party has been duly organized and is validly existing and in good standing under its jurisdiction of organization, that each party has the legal capacity, power and authority (partnership, corporate or otherwise) to enter into, deliver and perform its obligations under a Definitive Purchase Agreement, and that each Definitive Purchase Agreement will constitute the valid and legally binding obligation of all parties, enforceable against them in accordance with the terms of each Definitive Purchase Agreement. We have also assumed the accuracy of all other information provided to us by the Registrants during the course of our investigations, on which we have relied in issuing the opinions expressed below. We have relied upon a certificate and other assurances of officers of the general partner of the Partnership, officers of the general partner of the Operating Partnership and others as to factual matters without having independently verified such factual matters. In connection with the opinions hereinafter expressed, we have assumed that: (i) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become automatically effective and comply with applicable law; (ii) a Prospectus Supplement will have been prepared and filed with the Commission describing any Securities offered thereby at such time; (iii) the certificates for the Common Units will conform to the specimens thereof examined

DCP Midstream Partners, LP DCP Midstream Operating, LP May 26, 2010 Page 3

by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Units; (iv) all Securities will be issued and sold in compliance with federal and state securities laws and in the manner stated in the Registration Statement and any appropriate Prospectus Supplement; (v) a definitive underwriting, purchase, or other similar agreement (a “Definitive Purchase Agreement”) with respect to any Securities offered will have been duly authorized and validly executed and delivered by the Partnership and, if applicable, the Operating Partnership; (vi) at the time of execution, authentication, issuance, and delivery of the Debt Securities and the Guarantees, the Indenture will be the valid and legally binding obligation of the Trustee; and (vii) at the time of the execution, authentication, issuance, and delivery of the Debt Securities and the Guarantees, the Indenture will have been duly authorized, executed and delivered by the Partnership and the Operating Partnership.

Based on the foregoing and on such legal considerations as we deem relevant, and subject to the qualifications, assumptions, and limitations stated herein and in reliance on the statements of fact contained in the documents we have examined, we are of the opinion that:

1. With respect to the Common Units, upon (a) the taking by the Board of Directors of the General Partner of the Partnership (the “Board”), or a duly constituted and acting pricing committee of such Board (the “Pricing Committee”), of all necessary partnership action to authorize and approve the issuance of the Common Units, and (b) the issuance and delivery of the Common Units on behalf of the Partnership against payment therefor in accordance with a Definitive Purchase Agreement approved by the Board or the Pricing Committee, the Common Units will be validly issued, fully paid (to the extent required under the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Sections 17-607 and 17-804 of the Delaware Act and except as otherwise described in the Registration Statement, as finally amended, or any Prospectus Supplement).

2. With respect to the Debt Securities and the Guarantees, upon (a) the taking by the Board of Directors of the General Partner of the Operating Partnership (the “Operating Partnership Board”) of all necessary partnership action to authorize and approve the issuance and terms of the Debt Securities, the terms of the offering thereof and related matters, and by the Board and the Pricing Committee of all necessary partnership action to authorize and approve the issuance and terms of any Guarantee, the terms of the offering thereof and related matters, (b) the due execution, authentication, issuance and delivery of such Debt Securities and the Guarantees, upon payment of the consideration therefor in accordance with a Definitive Purchase Agreement approved by the Operating Partnership Board and the Board or the Pricing Committee, as applicable, and otherwise in accordance with the provisions of the applicable Indenture and a Definitive Purchase Agreement, and (c) the qualification under the Trust Indenture Act of 1939, as amended, of the Indenture, such Debt Securities and Guarantees will constitute valid and legally binding obligations of the Operating Partnership and the Partnership, as applicable, enforceable against the Operating Partnership and the Partnership, as applicable, in accordance with their terms.

DCP Midstream Partners, LP DCP Midstream Operating, LP May 26, 2010 Page 4

The opinions expressed herein are qualified in the following respects:

(A) Our opinion set forth in paragraph 2 above is subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

(B) We are members of the Bar of the State of Colorado, and we have not considered, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Colorado, the Delaware Act, and the federal laws of the United States of America, in each case as in effect on the date hereof.

(C) We express no opinions concerning (i) the validity or enforceability of any provisions contained in the Indenture that purports to waive or not give effect to the rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law, or (ii) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

We hereby consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Holland & Hart LLP

Holland & Hart LLP